UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 2, 2004

MEDCO HEALTH SOLUTIONS, INC.

(Exact name of registrant as specified in its charter)

Delaware

(State or other jurisdiction of incorporation)

1-31312	22-3461740
(Commission File Number)	(I.R.S. Employer Identification No.)

100 Parsons Pond Drive, Franklin Lakes, NJ	07417
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: 201-269-3400

Item 5. Other Events and Regulation FD Disclosure.

On June 1, 2004, Medco Health Solutions, Inc. (the “Company”) received notification from the United States Attorney’s office for the Eastern District of Pennsylvania that the United States District Court for the Eastern District of Pennsylvania had granted a motion filed at the Company’s request allowing the Company to publicly disclose the existence of a qui tam action in which the Company is named as one of various defendants (the “Complaint”). The U.S. Attorney’s office has notified the Company that the court order permitting the filing of this Current Report prohibits the Company from responding to inquiries or issuing a press release with regard to the Complaint.

This notification occurred as a result of the settlement of Count 6 of the U.S. government’s complaint-in-intervention in two unsealed qui tam actions pending against the Company. The Company had requested a partial unsealing of any sealed action pending in the Eastern District of Pennsylvania in which the Company is named as a defendant as a condition of the settlement. As a result of that request, the Company received a two-page letter dated May 17, 2004 from United States Attorney Patrick L. Meehan (the “Meehan Letter”). The Meehan Letter advised the Company of the existence of the Complaint and the nature of the allegations contained therein. The Meehan Letter also stated that the U.S. District Court had ordered that the name of the relator, the names of the other defendants, the Complaint and all other filings related to the Complaint remain under seal for all purposes until further order of the court. The Meehan Letter also informed the Company that the Company was prohibited from making public any information related to the existence of the qui tam action. Accordingly, prior to the grant of the above-referenced motion, the Company had been prohibited from publicly disclosing the existence of the Complaint.

The Complaint remains under seal. The Company has not seen the Complaint and does not know the identity of the relator or the other defendants or the time period at issue. The government has not requested any information or action from the Company with respect to the Complaint. The Company does not know when the government will decide whether to intervene in support of any or all of the allegations.

The Meehan Letter states that it was provided to the Company in order to enable the Company and the United States Attorney’s office to fully understand any distinctions between the allegations set forth in the Complaint and in the government’s complaint-in-intervention in two unsealed qui tam actions pending against the Company. The United States intervened in such unsealed qui tam actions on September 29, 2003 and entered into a partial settlement of such actions with the Company on April 26, 2004.

According to the Meehan Letter, the Complaint, which was filed under seal on September 26, 2003, contains two primary allegations.

The relator alleges that the Company conspired to defraud the Medicare and Medicaid programs in violation of the False Claims Act, 31 U.S.C. §§ 3733, et seq., as well as various state laws relating to false claims. Specifically, the relator alleges that the Company, and other defendants, caused false claims to be presented to federal Medicaid and Public Health Services entities by falsely reclassifying rebates and discounts on certain prescription drugs as “data” or “service fees,” or “educational grants.”

The relator further alleges that, under the Medicaid Rebate Program, drug manufacturers are required to pay quarterly rebates to the forty-eight states that participate in such program. According to the relator, such quarterly rebates are based in part on the “best price” available for a manufacturer’s covered outpatient drugs. The relator alleges that the Company, and other defendants, inflated manufacturers’ “best prices” and undervalued the quarterly rebates paid to Medicaid states by failing to include all “cash discounts, free goods that are contingent on any purchase requirement, volume discounts, and rebates” offered by the manufacturer during a given rebate period.

The relator alleges that the Company and other defendants offered and paid kickbacks to third parties to induce the placement on formularies and promotion of certain drugs. The Meehan Letter does not identify the alleged kickbacks, recipients and/or drugs.

No further information with regard to the Complaint has been made available to the Company. The United States Attorney’s office has not indicated whether it intends to intervene in the matter, and has not as yet requested any information from the Company with regard to the Complaint. Accordingly, the Company is not in a position to evaluate the Complaint or speculate on the timing of any related proceedings in the matter.

The Company believes that its business practices are in compliance in all material respects with applicable laws and regulations and intends to defend the action vigorously.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MEDCO HEALTH SOLUTIONS, INC.

Date: June 2, 2004	By:	/s/ David S. Machlowitz
David S. Machlowitz
Senior Vice President, General Counsel and Secretary